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                                                                    Exhibit 4.11

                           SHARING SECURITY AGREEMENT

          SHARING SECURITY AGREEMENT dated as of July 25, 2002, between SOLUTIA INC., a corporation duly organized and validly existing under the laws of the State of Delaware (the "COMPANY"); CPFILMS INC. ("CPFILMS" and, individually, a "SUBSIDIARY GUARANTOR"); each of the subsidiaries of the Company that become "Subsidiary Guarantors" hereunder pursuant to Section 6.10 after the date hereof (individually a "SUBSIDIARY GUARANTOR" and, collectively, with CPFilms, the "SUBSIDIARY GUARANTORS" and, together with the Company, the "GRANTORS"); and HSBC Bank USA, a banking corporation and trust company duly organized and validly existing under the laws of the State of New York, as collateral trustee (in such capacity, together with its successors in such capacity, the "COLLATERAL TRUSTEE") for the Sharing Secured Parties (as defined in the Sharing Intercreditor Agreement referred to below).

          The Company, certain lenders (the "SOLUTIA LENDERS") and Citibank, N.A., as administrative agent (in such capacity, together with its successors and assigns, the "SOLUTIA ADMINISTRATIVE AGENT") are parties to a Second Amended and Restated Credit Agreement dated as of July 25, 2002 (as modified and supplemented and in effect from time to time, the "SOLUTIA CREDIT AGREEMENT"), providing, subject to the terms and conditions thereof, for extensions of credit (by means of loans and letters of credit) to be made by said lenders to the Company and the other borrowers referred to therein in an aggregate principal or face amount not exceeding $600,000,000. In addition, the Company may from time to time be obligated to various of the Solutia Lenders (or their affiliates) in respect of one or more Hedging Agreements permitted under Section 6.02(g)(v) of the Solutia Credit Agreement.

          Astaris LLC, a limited liability company organized under the laws of Delaware ("ASTARIS"), certain lenders (the "ASTARIS LENDERS") and Bank of America, N.A., as administrative agent (in such capacity, together with its successors in such capacity, the "ASTARIS ADMINISTRATIVE AGENT"), are parties to a Credit Agreement dated as of September 14, 2000 (as modified and supplemented and in effect from time to time, the "ASTARIS CREDIT AGREEMENT"), providing, subject to the terms and conditions thereof, for loans to be made by said lenders to Astaris in an aggregate principal amount not exceeding $275,000,000. The obligations of Astaris under the Astaris Credit Agreement have been partially guaranteed by the Company pursuant to a Guaranty Agreement dated as of September 14, 2000 (as modified and supplemented and in effect from time to time, the "ASTARIS GUARANTY AGREEMENT") by the Company in favor of Astaris LLC and in favor of the Astaris Lenders and the Astaris Administrative Agent.

          The Company, State Street Bank and Trust Company, as trustee (in such capacity, together with its successors in such capacity, the "CO-GEN TRUSTEE"), certain financial institutions named as purchasers therein (collectively, the "CO-GEN PURCHASERS") and Citibank, N.A., as agent for the Co-gen Purchasers (in such capacity, together with its successors in such capacity, the "CO-GEN AGENT"), are parties to an Amended and Restated Participation Agreement dated as of April 24, 1998 (as modified and supplemented and in effect from time to time, the "CO-GEN PARTICIPATION AGREEMENT"), providing, subject to the terms and conditions thereof, for loans and investments to be made by the Co-gen Purchasers to the Co-gen Trustee in an aggregate principal amount not exceeding $33,000,000. The obligations of the Co-gen Trustee under the Co-gen Participation Agreement have been guaranteed by the Company pursuant to an Amended

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and Restated Instrument Guaranty dated as of April 24, 1998 (as modified and supplemented and in effect from time to time, the "CO-GEN GUARANTY AGREEMENT") by the Company in favor of the Co-gen Trustee and the Co-gen Purchasers. In addition, the Co-gen Trustee, as lessor, and the Company, as lessee, are party to an Amended and Restated Lease dated as of April 24, 1998 (as modified and supplemented and in effect from time to time, the "CO-GEN LEASE") pursuant to which the Company agrees to make certain rent payments to the Co-gen Trustee in consideration of the lease of the co-generation facility referred to therein, which rent payments service the loans and investments made by the Co-gen Purchasers.

          In addition, certain of the Solutia Lenders may have issued letters of credit for the account of the Company or a Subsidiary, or may in the future issue letters of credit for the account of the Company, which are or will be identified in this Agreement as "Designated Letters of Credit" (as defined in the Sharing Intercreditor Agreement referred to below). It is contemplated that, in connection herewith, such Solutia Lenders will execute and deliver a Letter of Credit Override Agreement providing for certain common terms to be applicable to such letters of credit.

          The Company is also party to (a) an Indenture dated as of October 1, 1997 (the "1997 NOTES INDENTURE") between the Company and JPMorgan Chase Bank (formerly known as The Chase Manhattan Bank), as trustee, pursuant to which the Company has issued its 6.50% Notes due 2002, 7.375% Debentures due 2027 and 6.72% Debentures due 2037 in an aggregate outstanding principal amount of $600,000,000 as of the date hereof and (b) a Fiscal Agency Agreement dated as of February 11, 2000 (the "EURO NOTES AGREEMENT") between Solutia Europe S.A./N.V., the Company and Kreidietbank S.A. Luxembourgeoise, as Fiscal Agent, pursuant to which Solutia Europe S.A./N.V. has issued its 6.25% Notes due 2005, guaranteed by the Company in an aggregate principal amount of EURO200,000,000 as of the date hereof.

          Pursuant to the provisions of the 1997 Notes Indentures and the Euro Notes Agreement, the Company in certain circumstances may not, and may not permit any of its Restricted Subsidiaries (as defined therein) to, secure Debt (as defined in the 1997 Notes Indenture and Euro Notes Agreement) with a lien on any Principal Property (as defined below) or any shares of stock or indebtedness of the Company or any such Restricted Subsidiary without equally and ratably securing the notes, debentures and other instruments issued under the 1997 Notes Indenture and the Euro Notes Agreement.

          Accordingly, to induce the Solutia Lenders to enter into the Solutia Credit Agreement as described above and to continue to extend credit under the Solutia Credit Agreement, to induce the Astaris Lenders to enter into an Amendment No. 3 to the Astaris Credit Agreement and to continue to extend credit under the Astaris Credit Agreement, to induce the Co-gen Purchasers to continue to extend credit and make investments under the Co-gen Participation Agreement and to induce the Solutia Lenders to extend credit in respect of Designated Letters of Credit and hedging agreements, the parties hereto hereby agree as follows:

          Section 1. DEFINITIONS.

          (a) DEFINED TERMS. Terms defined in the Sharing Intercreditor Agreement are used herein as defined therein. The term "INVESTMENT PROPERTY" shall have the meaning assigned

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to such term in Article 9 of the Uniform Commercial Code. The term "FINANCIAL
ASSETS" shall have the meaning assigned to such term in Article 8 of the Uniform Commercial Code. In addition, as used herein, the following terms shall have the following respective meanings:

          "DOMESTIC SUBSIDIARY" means any Subsidiary of the Company organized under the laws of any jurisdiction within the United States of America.

          "FINANCIAL OFFICER" means the chief financial officer, principal accounting officer, treasurer or controller of the Company.

          "ISSUERS" means, collectively, (a) the respective corporations, partnerships or other entities identified under the names of the Grantors on Annex 3 under the caption "Issuer" and (b) any other entity that shall at any time be a Restricted Subsidiary of either of the Grantors.

          "PLEDGED DEBT" means any Debt (as defined in the Existing Notes Indentures) of any Restricted Subsidiary held by any Grantor.

          "PLEDGED STOCK" has the meaning assigned to such term in Section 3(b).

          "SHARED COLLATERAL" has the meaning assigned to such term in
     Section 3.

          "SHARING INTERCREDITOR AGREEMENT" means the Intercreditor and Collateral Trust Agreement dated as of July [___], between the Company, CPFilms, the Solutia Administrative Agent, the Astaris Administrative Agent, the Co-gen Agent, the Collateral Agent and the Collateral Trustee.

          "STOCK COLLATERAL" has the meaning assigned to such term in
     Section 3(b)(ii).

          (b) TERMS GENERALLY. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words "include", "includes" and "including" shall be deemed to be followed by the phrase "without limitation". The word "will" shall be construed to have the same meaning and effect as the word "shall". Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (b) any reference herein to any Person shall be construed to include such Person's successors and assigns, (c) the words "herein", "hereof" and "hereunder", and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement and (e) the words "asset" and "property" shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

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          Section 2. REPRESENTATIONS AND WARRANTIES. Each Grantor represents and warrants to the Collateral Trustee, the Collateral Agent, the Administrative Agents, the Co-gen Agent, the Solutia Lenders, the Astaris Lenders, the Co-gen Purchasers, the Term Loan Facility Lenders and the holders of the Senior Notes of each Series that:

          (a) TITLE AND PRIORITY. Such Grantor is the sole beneficial owner of the Shared Collateral in which it purports to grant a security interest pursuant to Section 3 and no Lien exists or will exist upon such Shared Collateral at any time, except for Liens permitted under Section 6.02(a) of the Solutia Credit Agreement and except for such security interest in favor of the Collateral Agent for the benefit of the Sharing Secured Parties created pursuant hereto. The security interest created pursuant hereto constitutes a valid and perfected security interest in the Shared Collateral in which such Grantor purports to grant a security interest pursuant to Section 3, subject to no equal or prior Lien except as expressly permitted by Section 6.02(a) of the Solutia Credit Agreement.

          (b) NAMES, ETC. The full and correct legal name, type of organization, jurisdiction of organization, organizational ID number (if applicable) and mailing address of each Grantor as of the date hereof are correctly set forth in Annex 1. Annex 1 correctly specifies the place of business of each Grantor or, if such Grantor has more than one place of business, the location of the chief executive office of such Grantor.

          (c) CHANGES IN CIRCUMSTANCES. Such Grantor has not (i) within the period of four months prior to the date hereof, changed its "location" (as defined in Section 9-307 of the Uniform Commercial Code), (ii) except as specified in Annex 1, heretofore changed its name, or (iii) except as specified in Annex 2, heretofore become a "new debtor" (as defined in Section 9-102(a)(56) of the Uniform Commercial Code) with respect to a currently effective security agreement previously entered into by any other Person.

          (d) PLEDGED STOCK. The Pledged Stock, if any, identified under the name of such Grantor in Annex 3 is, and all other Pledged Stock in which such Grantor shall hereafter grant a security interest pursuant to Section 3 will be, duly authorized, validly issued, fully paid and non-assessable and none of such Pledged Stock is or will be subject to any contractual restriction, or any restriction under the charter, by-laws, or other organizational document of the respective Issuer of such Pledged Stock, upon the transfer of such Pledged Stock (except for any restriction contained herein or under such organizational documents).

          (e) OWNERSHIP OF PLEDGE STOCK. The Pledged Stock, if any, identified under the name of such Grantor in Annex 3 constitutes all of the issued and outstanding shares of capital stock of whatever class of such Issuer beneficially owned by such Grantor on the date hereof (whether or not registered in the name of such Grantor) and Annex 3 correctly identifies, as at the date hereof, the respective Issuers of such Pledged Stock and the respective class and par value of the shares constituting such Pledged Stock and the respective number of shares (and registered owners thereof) represented by each such certificate.

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          Section 3. SHARED COLLATERAL. As collateral security for the prompt payment in full when due (whether at stated maturity, by acceleration or otherwise) of the Sharing Obligations, each Grantor hereby pledges and grants to the Collateral Trustee, for the benefit of the Sharing Secured Parties as hereinafter provided, a security interest in and to all of such Grantor's right, title and interest in, to and under the following property, whether now owned by such Grantor or hereafter acquired and whether now existing or hereafter coming into existence (all being collectively referred to herein as the "SHARED COLLATERAL"):

          (a) the Pledged Debt;

          (b) the shares of voting stock of the Issuers identified in Annex 3 under the name of such Grantor and all other shares of capital stock of whatever class of the Issuers together with all rights, privileges, authority and power of such Issuer with respect to such shares, in each case together with the certificates, instruments and agreements, if any, evidencing the same (collectively, the "PLEDGED STOCK"), together with:

               (i) all shares, securities, moneys or property representing a dividend on any of the Pledged Stock, or representing a distribution or return of capital upon or in respect of the Pledged Stock, or resulting from a split-up, revision, reclassification or other like change of the Pledged Stock or otherwise received in exchange therefor, and any subscription warrants, rights, agreements or options issued to the holders of, or otherwise in respect of, the Pledged Stock; and

               (ii) without affecting the obligations of such Grantor under any provision prohibiting such action hereunder or under the Solutia Credit Agreement, in the event of any consolidation or merger in which an Issuer is not the surviving corporation, all shares of each class of the capital stock of the successor corporation (unless such successor corporation is such Grantor itself) formed by or resulting from such consolidation or merger (the Pledged Stock, together with all other certificates, shares, securities, properties or moneys as may from time to time be pledged hereunder pursuant to this clause
          (ii) and clause (i) above being herein collectively called the "STOCK COLLATERAL");

          (c) the Shared Collateral Account (as defined below) and the balance from time to time therein; and

          (d) all proceeds, profits, income, benefits, substitutions and replacements of and to any of the Shared Collateral and, to the extent related to any Shared Collateral, all books, correspondence, credit files, records, invoices and other papers, including all tapes, cards, computer runs and other papers and documents in the possession or under the control of such Grantor or any computer bureau or service company from time to time acting for such Grantor.

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          Section 4. CASH PROCEEDS OF SHARED COLLATERAL.

          4.01 SHARED COLLATERAL ACCOUNT. The Collateral Trustee will cause to be established at a banking institution to be selected by the Collateral Trustee one or more cash collateral accounts (collectively, the "SHARED COLLATERAL ACCOUNT"), which


          (i) to the extent of all Investment Property or Financial Assets (other than cash) shall be a "securities account" (as defined in Section 8-501 of the Uniform Commercial Code) in respect of which the Collateral Trustee shall be the "entitlement holder" (as defined in Section 8-102(a)(7) of the Uniform Commercial Code) and

          (ii) to the extent of any cash, shall be a deposit account in respect of which the Collateral Trustee is the customer (as contemplated by 9-104(a)(3) of the Uniform Commercial Code),

into which there shall be deposited from time to time the cash proceeds of any of the Shared Collateral (including dividends, distributions, interest, profits and income thereon) required to be delivered to the Collateral Trustee pursuant hereto and into which the Grantors may from time to time deposit any additional amounts that any of them wishes to pledge to the Collateral Trustee for the benefit of the Sharing Secured Parties as additional collateral security hereunder. The balance from time to time in the Shared Collateral Account shall constitute part of the Shared Collateral hereunder and shall remain in the Shared Collateral Account until applied as hereinafter provided. The Collateral Trustee may (and, if instructed by the Collateral Agent (or, if the Requisite Sharing Secured Parties shall have assumed the right and authority of the Collateral Agent as contemplated by Section 3.04(b) of the Sharing Intercreditor Agreement, by the Requisite Sharing Secured Parties), shall) in its (or their) discretion apply or cause to be applied (subject to collection) the balance from time to time standing to the credit of the Shared Collateral Account to the payment of Sharing Obligations in the manner specified in Section 5.09 to the extent necessary to result in the payment of the Sharing Obligations then due and payable. In addition, the Company may at any time request that the balance from time to time standing to the credit of the Shared Collateral Account be applied to the payment of Sharing Obligations in the manner specified in Section
5.09 to the extent necessary to result in the payment of the Sharing Obligations then due and payable. The balance from time to time in the Shared Collateral Account shall be subject to withdrawal only as provided herein.

          4.02 PROCEEDS OF PLEDGED DEBT. If requested by the Collateral Trustee (acting at the request or with the consent of the Collateral Agent or the Requisite Secured Parties as provided in Section 3.04(b) of the Sharing Intercreditor Agreement) at any time after the occurrence and during the continuance of an Event of Default, each Grantor shall instruct all Restricted Subsidiaries obligated in respect of all Pledged Debt to make all payments in respect of the Pledged Debt directly to the Collateral Trustee. All payments made to the Collateral Trustee, as provided in the preceding sentence, shall be immediately deposited by the Collateral Trustee in the Shared Collateral Account. In addition to the foregoing, each Grantor agrees that, at any time after the occurrence and during the continuance of an Event of Default, if the proceeds of any Shared Collateral hereunder (including the payments made in respect of Pledged Debt) shall be received by it, such Grantor shall, upon the request of the Collateral Trustee, as

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promptly as possible deposit such proceeds into the Shared Collateral Account.
Until so deposited, all such proceeds shall be held in trust by such Grantor for and as the property of the Collateral Trustee and shall not be commingled with any other funds or property of such Grantor.

          4.03 INVESTMENT OF BALANCE IN SHARED COLLATERAL ACCOUNT. The cash balance standing to the credit of the Shared Collateral Account shall be invested from time to time in such Permitted Investments as the Collateral Agent shall determine, which Permitted Investments shall be held in the name and be under the control of the Collateral Trustee (and, if the Shared Collateral Account is a securities account, credited to the Shared Collateral Account), PROVIDED that at any time after the occurrence and during the continuance of an Event of Default, the Collateral Trustee may (and, if instructed by the Collateral Agent (or, if the Requisite Sharing Secured Parties shall have assumed the right and authority of the Collateral Agent as contemplated by
Section 3.04(b) of the Sharing Intercreditor Agreement, by the Requisite Sharing Secured Parties), shall) in its (or their) discretion at any time and from time to time elect to liquidate any such Permitted Investments and to apply or cause to be applied the proceeds thereof in the manner specified in Section 5.09 to the extent necessary to result in the payment of the Sharing Obligations then due and payable.

          Section 5. FURTHER ASSURANCES; REMEDIES. In furtherance of the grant of the pledge and security interest pursuant to Section 3, the Grantors hereby jointly and severally agree with the Sharing Secured Parties as follows:

          5.01 DELIVERY AND OTHER PERFECTION. Each Grantor shall:

          (a) if any of the shares, securities, moneys or property required to be pledged by such Grantor under clauses (b)(i) or (b)(ii) of Section 3 are received by such Grantor, forthwith either (x) transfer and deliver to the Collateral Trustee such shares or securities so received by such Grantor (together with the certificates for any such shares and securities duly endorsed in blank or accompanied by undated stock powers duly executed in blank), all of which thereafter shall be held by the Collateral Trustee, pursuant to the terms of this Agreement, as part of the Shared Collateral or (y) take such other action as the Collateral Agent or the Collateral Trustee shall deem reasonably necessary or appropriate to duly record the Lien created hereunder in such shares, securities, moneys or property in said clauses (b)(i) and (b)(ii);

          (b) deliver and pledge to the Collateral Trustee any and all promissory notes or other instruments evidencing any of the Pledged Debt, endorsed and/or accompanied by such instruments of assignment and transfer in such form and substance as the Collateral Trustee may request;

          (c) give, execute, deliver, file, register and record, authorize or obtain all such financing statements, notices, instruments, documents, agreements or other papers, and take such other action, as may be necessary or desirable (in the reasonable judgment of the Collateral Agent) to create, preserve, publish notice of, perfect, validate or preserve the priority of the security interest granted pursuant hereto or to enable the Collateral Trustee to exercise and enforce its rights hereunder with respect to such pledge and security interest, including causing any or all of the Stock Collateral to be transferred of

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     record into the name of the Collateral Trustee or its nominee (and the
     Collateral Trustee agrees that if any Stock Collateral is transferred into its name or the name of its nominee, the Collateral Trustee will thereafter promptly give to the respective Grantor copies of any notices and communications received by it with respect to the Stock Collateral pledged by such Grantor hereunder);

          (d) keep accurate books and records relating to the Shared Collateral, and stamp or otherwise mark such books and records in such manner as the Collateral Agent or the Collateral Trustee may reasonably require in order to reflect the security interests granted by this Agreement; and

          (e) permit representatives of the Collateral Agent or the Collateral Trustee, upon reasonable notice, at any time during normal business hours to inspect and make abstracts from its books and records pertaining to the Shared Collateral and, during the continuance of an Event of Default, permit representatives of the Collateral Trustee to be present at such Grantor's place of business to receive copies of all communications and remittances relating to the Shared Collateral, and forward copies of any notices or communications received by such Grantor with respect to the Shared Collateral, all in such manner as the Collateral Agent or Collateral Trustee may reasonably require.

          5.02 OTHER FINANCING STATEMENTS AND LIENS. Except as otherwise permitted in Section 6.02(a) of the Solutia Credit Agreement, without the prior written consent of the Collateral Trustee (granted with the authorization of the Collateral Agent), no Grantor shall file or suffer to be on file, or authorize or permit to be filed or to be on file, in any jurisdiction, any financing statement or like instrument with respect to the Shared Collateral in which the Collateral Trustee is not named as the sole secured party for the benefit of the Sharing Secured Parties.

          5.03 PRESERVATION OF RIGHTS. The Collateral Trustee shall not be required to take steps necessary to preserve any rights against prior parties to any of the Shared Collateral.

          5.04 SPECIAL PROVISIONS RELATING TO STOCK COLLATERAL.

          (1) PERCENTAGE PLEDGED. The Grantors will cause the Stock Collateral to constitute at all times 100% of the total number of shares of each class of capital stock of each Issuer then issued and outstanding.

          (2) VOTING AND OTHER RIGHTS. So long as no Event of Default shall have occurred and be continuing, the Grantors shall have the right to exercise all voting, consensual and other powers of ownership pertaining to the Stock Collateral for all purposes not inconsistent with the terms of this Agreement, the Sharing Intercreditor Agreement, the Solutia Credit Agreement or any other instrument or agreement referred to herein or therein, PROVIDED that the Grantors jointly and severally agree that they will not vote the Stock Collateral in any manner that results in a violation of the terms of this Agreement, the Sharing Intercreditor Agreement, the Solutia Credit Agreement or any such other instrument or agreement; and the Collateral Trustee shall execute and deliver to the Grantors or cause to be executed and delivered to the Grantors all such proxies,

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powers of attorney, dividend and other orders, and all such instruments, without recourse, as the Grantors may reasonably request for the purpose of enabling the Grantors to exercise the rights and powers that they are entitled to exercise pursuant to this Section 5.04(2).

          (3) DIVIDENDS, ETC. Unless and until an Event of Default has occurred and is continuing, the Grantors shall be entitled to receive and retain any dividends on the Stock Collateral paid in cash out of earned surplus.

          (4) RIGHTS FOLLOWING DEFAULT. If any Event of Default shall have occurred, then so long as such Event of Default shall continue, and whether or not the Collateral Trustee or any Sharing Secured Party exercises any available right to declare any Sharing Obligation due and payable or seeks or pursues any other relief or remedy available to it under applicable law or under or in respect of this Agreement, the Sharing Intercreditor Agreement, the Solutia Credit Agreement, the Astaris Guaranty Agreement, the Co-gen Participation Agreement, the Co-gen Guaranty Agreement, the Co-gen Lease, the Designated Letters of Credit, the Senior Notes Documents or any other agreement relating to such Sharing Obligation, all dividends and other distributions on the Stock Collateral shall be paid directly to the Collateral Trustee and retained by it in the Shared Collateral Account as part of the Stock Collateral, subject to the terms of this Agreement, and, if the Collateral Trustee shall so request in writing, the Grantors jointly and severally agree to execute and deliver to the Collateral Trustee appropriate additional dividend, distribution and other orders and documents to that end, PROVIDED that if such Event of Default is cured, any such dividend or distribution theretofore paid to the Collateral Trustee shall, upon the request of the Grantors (except to the extent theretofore applied to the Sharing Obligations), be returned by the Collateral Trustee to the Grantors.

          5.05 EVENTS OF DEFAULT, ETC. During the period during which an Event of Default shall have occurred and be continuing:

          (a) each Grantor shall, at the request of the Collateral Trustee, assemble the Shared Collateral owned by it at such place or places, reasonably convenient to both the Collateral Trustee and such Grantor, designated in the Collateral Trustee's request;

          (b) the Collateral Trustee may (acting at the request or with the consent of the Collateral Agent or the Requisite Secured Parties as provided in Section 3.04(b) of the Sharing Intercreditor Agreement) make any reasonable compromise or settlement deemed desirable with respect to any of the Shared Collateral and may extend the time of payment, arrange for payment in installments, or otherwise modify the terms of, any of the Shared Collateral;

          (c) the Collateral Trustee shall have all of the rights and remedies with respect to the Shared Collateral of a secured party under the Uniform Commercial Code (whether or not the Uniform Commercial Code is in effect in the jurisdiction where the rights and remedies are asserted) and such additional rights and remedies to which a secured party is entitled under the laws in effect in any jurisdiction where any rights and remedies hereunder may be asserted, including the right, to the fullest extent permitted by applicable law, to exercise all voting, consensual and other powers of ownership

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     pertaining to the Shared Collateral as if the Collateral Trustee were the sole and absolute owner thereof (and each Grantor agrees to take all such action as may be appropriate to give effect to such right);

          (d) the Collateral Trustee in its discretion may, in its name or in the name of any Grantor or otherwise, demand, sue for, collect or receive any money or property at any time payable or receivable on account of or in exchange for any of the Shared Collateral, but shall be under no obligation to do so; and

          (e) the Collateral Trustee may (acting at the request or with the consent of the Collateral Agent or the Requisite Secured Parties as provided in Section 3.04(b) of the Sharing Intercreditor Agreement), upon ten Business Days' prior written notice to the Grantors of the time and place, with respect to the Shared Collateral or any part thereof which shall then be or shall thereafter come into the possession, custody or control of the Collateral Trustee, the Sharing Secured Parties or any of their respective agents, sell, lease, assign or otherwise dispose of all or any part of such Shared Collateral, at such place or places as the Collateral Trustee deems best, and for cash or for credit or for future delivery (without thereby assuming any credit risk), at public or private sale, without demand of performance or notice of intention to effect any such disposition or of the time or place thereof (except such notice as is required above or by applicable statute and cannot be waived), and the Collateral Trustee or any Sharing Secured Party or anyone else may be the purchaser, lessee, assignee or recipient of any or all of the Shared Collateral so disposed of at any public sale (or, to the extent permitted by law, at any private sale) and thereafter to the fullest extent permitted by law hold the same absolutely, free from any claim or right of whatsoever kind, including any right or equity of redemption (statutory or otherwise), of the Grantors, any such demand, notice and right or equity being hereby expressly waived and released, to the fullest extent permitted by law. The Collateral Trustee may, without notice or publication, adjourn any public or private sale or cause the same to be adjourned from time to time by announcement at the time and place fixed for the sale, and such sale may be made at any time or place to which the sale may be so adjourned.

The proceeds of each collection, sale or other disposition under this Section
5.05 shall be applied in accordance with Section 5.09.

          The Grantors recognize that, by reason of certain prohibitions contained in the Securities Act of 1933, as amended, and applicable state securities laws, the Collateral Trustee (acting at the request or with the consent of the Collateral Agent or the Requisite Secured Parties as provided in
Section 3.04(b) of the Sharing Intercreditor Agreement) may be compelled, with respect to any sale of all or any part of the Shared Collateral, to limit purchasers to those who will agree, among other things, to acquire the Shared Collateral for their own account, for investment and not with a view to the distribution or resale thereof. The Grantors acknowledge that any such private sales may be at prices and on terms less favorable to the Collateral Trustee than those obtainable through a public sale without such restrictions, and, notwithstanding such circumstances, agree that any such private sale shall be deemed to have been made in a commercially reasonable manner and that the Collateral Trustee shall have no obligation to engage in public sales and no obligation to delay the sale of any Shared Collateral for the period of time necessary to permit the respective Issuer or issuer thereof to register it for public sale.

          5.06 DEFICIENCY. If the proceeds of sale, collection or other realization of or upon the Shared Collateral pursuant to Section 5.05 are insufficient to cover the costs and expenses of such realization and the payment in full of the Sharing Obligations, the Grantors shall remain liable for any deficiency to the extent obligated under the respective Debt Instruments to which the Grantors are party.

          5.07 LOCATIONS; NAMES. Without at least 30 days' prior written notice to the Collateral Agent and the Collateral Trustee, no Grantor shall change its "location" (as defined in Section 9-307 of the Uniform Commercial Code) or change its name from the name shown as its current legal name on Annex 1.

          5.08 PRIVATE SALE. The Collateral Trustee and the Sharing Secured Parties shall incur no liability as a result of the sale of the Shared Collateral, or any part thereof, at any private sale pursuant to Section 5.05 conducted in a commercially reasonable manner. Each Grantor hereby waives any claims against the Collateral Trustee or any Sharing Secured Party arising by reason of the fact that the price at which the Shared Collateral may have been sold at such a private sale was less than the price which might have been obtained at a public sale or was less than the aggregate amount of the Sharing Obligations, even if the Collateral Trustee accepts the first offer received and does not offer the Shared Collateral to more than one offeree.

          5.09 APPLICATION OF PROCEEDS OF SHARED COLLATERAL. The proceeds of any collection, sale or other realization of all or any part of the Shared Collateral pursuant hereto, and any other cash at the time held by the Collateral Trustee under Section 4 or this Section 5, shall be applied by the Collateral Trustee in the manner set forth in Section 4.01 of the Sharing Intercreditor Agreement; PROVIDED that if the Sharing Intercreditor Agreement shall not be in effect, such proceeds and cash shall be applied in the manner set forth in Section 5.02 of the Non-Sharing Intercreditor Agreement.

          5.10 ATTORNEY-IN-FACT. Without limiting any rights or powers granted by this Agreement to the Collateral Trustee while no Event of Default has occurred and is continuing, upon the occurrence and during the continuance of any Event of Default the Collateral Trustee is hereby appointed the attorney-in-fact of each Grantor for the purpose of carrying out the provisions of this Section 5 and taking any action and executing any instruments which the Collateral Trustee (acting at the request or with the consent of the Collateral Agent or the Requisite Secured Parties as provided in Section 3.04(b) of the Sharing Intercreditor Agreement) may reasonably deem necessary or advisable to accomplish the purposes hereof, which appointment as attorney-in-fact is irrevocable and coupled with an interest. Without limiting the generality of the foregoing, so long as the Collateral Trustee shall be entitled under this
Section 5 to make collections in respect of the Shared Collateral, the Collateral Trustee shall have the right and power to receive, endorse and collect all checks made payable to the order of any Grantor representing any dividend, payment or other distribution in respect of the Shared Collateral or any part thereof and to give full discharge for the same.

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          5.11 PERFECTION. Prior to or concurrently with the execution and delivery of this Agreement, each Grantor shall (i) file such financing statements and other documents in such offices as the Collateral Trustee may request to perfect the security interests granted by Section 3 of this Agreement and (ii) deliver to the Collateral Trustee all certificates evidencing any of the Pledged Stock, accompanied by undated stock powers duly executed in blank, and, to the extent required under Section 5.01(b), all promissory notes and other instruments evidencing any Pledged Debt identified in Annex 4. Without limiting the foregoing, each Grantor consents that Uniform Commercial Code financing statements may be filed describing the Shared Collateral as set forth in Section 3.

          5.12 TERMINATION. This Agreement and the security interests granted hereby shall cease to be effective

          (a) with respect to the Senior Notes Obligations on the earlier of the date (i) on which all the Senior Notes Obligations shall have been paid in full to the holders thereof and (ii) that is ten days after the provisions of the Senior Notes Documents that require equal and ratable security shall be held to be invalid, void or unenforceable by the final judgment of a court of competent jurisdiction, no longer subject to appeal or review and

          (b) when all of the Non-Sharing Obligations have been paid in full, all Designated Letters of Credit and Letters of Credit issued under the Solutia Credit Agreement have expired or terminated and the Solutia Commitments have been terminated and the Solutia Administrative Agent, the Astaris Administrative Agent and the Co-gen Agent have each given written notification thereof to the Collateral Trustee, or when the Collateral Agent shall have authorized the release of the Liens created hereunder and the termination of this Agreement pursuant to Section 7 of the Sharing Intercreditor Agreement,

whereupon, in the case of the foregoing clause (b), the Collateral Trustee shall forthwith cause to be assigned, transferred and delivered, against receipt but without any recourse, warranty or representation whatsoever, any remaining Shared Collateral and money received in respect thereof, to or on the order of the respective Grantor. The Collateral Trustee shall, at the expense of the Company, also execute and deliver to the respective Grantor upon such termination such Uniform Commercial Code termination statements and such other documentation as shall be reasonably requested by the respective Grantor to effect the termination and release of the Liens on the Shared Collateral

          Notwithstanding the foregoing (other than paragraph (a) of this Section 5.12), any release of such Grantor or any Shared Collateral after the occurrence and during the continuance of a Triggering Event (as defined in the Sharing Intercreditor Agreement) shall be subject to the prior approval of the Requisite Sharing Secured Parties.

          5.13 FURTHER ASSURANCES. Each Grantor agrees that, from time to time upon the written request of the Collateral Trustee, such Grantor will execute and deliver such further documents and do such other acts and things as the Collateral Trustee may reasonably request in order fully to effect the purposes of this Agreement.

          Section 6. MISCELLANEOUS.

          6.01 NOTICES. All notices and other communications provided for herein
(a) to the Grantors, the Collateral Agent, the Solutia Administrative Agent, the Astaris Administrative Agent, the Co-gen Agent, any Indenture Trustee or the Collateral Trustee shall be in writing and shall be delivered to the intended recipient as specified in Section 8.03 of the Sharing Intercreditor Agreement and shall be deemed to have been given at the times specified in said Section 8.03, (b) to the Credit Agreement Secured Parties, shall be delivered to the Collateral Agent, the Solutia Administrative Agent, the Astaris Administrative Agent and the Co-gen Agent as provided above and (c) to the holders from time to time of the Senior Notes, shall be delivered to the Indenture Trustees as provided above.

          6.02 NO WAIVER. No failure on the part of any Sharing Secured Party to exercise, and no course of dealing with respect to, and no delay in exercising, any right, power or remedy hereunder shall operate as a waiver thereof; nor shall any single or partial exercise by any Sharing Secured Party of any right, power or remedy hereunder preclude any other or further exercise thereof or the exercise of any other right, power or remedy. The remedies herein are cumulative and are not exclusive of any remedies provided by law.

          6.03 AMENDMENTS, ETC. The terms of this Agreement may be waived, altered or amended only by an instrument in writing duly executed by each Grantor and the Collateral Trustee in accordance with the provisions of Section
8.02 of the Sharing Intercreditor Agreement. Any such amendment or waiver shall be binding upon the Sharing Secured Parties, each holder of any of the Sharing Obligations and each Grantor.

          6.04 SUCCESSORS AND ASSIGNS. This Agreement shall be binding upon and inure to the benefit of the respective successors and assigns of each Grantor, the Sharing Secured Parties and each holder of any of the Sharing Obligations (PROVIDED that no Grantor shall assign or transfer its rights or obligations hereunder without the prior written consent of the Collateral Trustee)

          6.05 COUNTERPARTS. This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument and any of the parties hereto may execute this Agreement by signing any such counterpart.

          6.06 GOVERNING LAW. This Agreement shall be governed by, and construed in accordance with, the law of the State of New York.

          6.07 CAPTIONS. The captions and section headings appearing herein are included solely for convenience of reference and are not intended to affect the interpretation of any provision of this Agreement.

          6.08 AGENTS AND ATTORNEYS-IN-FACT. The Collateral Trustee may employ agents and attorneys-in-fact in connection herewith and shall not be responsible for the gross negligence or willful misconduct of any such agents or attorneys-in-fact selected by it in good faith.

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          6.09 SEVERABILITY. If any provision hereof is invalid and
unenforceable in any jurisdiction, then, to the fullest extent permitted by law,
(a) the other provisions hereof shall remain in full force and effect in such jurisdiction and (b) the invalidity or unenforceability of any provision hereof in any jurisdiction shall not affect the validity or enforceability of such provision in any other jurisdiction.

          6.10 ADDITIONAL SUBSIDIARY GUARANTORS. As contemplated by Section 6.01(l) of the Solutia Credit Agreement, new domestic Restricted Subsidiaries of the Company formed or acquired by the Company after the date hereof, are required to become a "Subsidiary Guarantor" under this Agreement, by executing and delivering to the Collateral Agent and the Collateral Trustee a Guarantee Assumption Agreement in the form of Exhibit J to the Solutia Credit Agreement. In addition, as contemplated by Section 4.19 of the 2009 Notes Indenture, any such newly-formed or acquired domestic Restricted Subsidiary is required to become a Guarantor under the 2009 Notes Indenture pursuant to a supplement to the 2009 Notes Indenture. Accordingly, upon the execution and delivery of any such Guarantee Assumption Agreement by any such Subsidiary, such new Subsidiary shall automatically and immediately, and without any further action on the part of any Person, become a "Subsidiary Guarantor" and a "Grantor" for all purposes of this Agreement, and Annexes 1, 2, 3 and 4 hereto shall be deemed to be supplemented in the manner specified in such Guarantee Assumption Agreement. In addition, upon execution and delivery of any such Guarantee Assumption Agreement, the new Subsidiary Guarantor makes the representations and warranties set forth in Section 2 of the Sharing Intercreditor Agreement.

          6.11 INCORPORATION BY REFERENCE. In acting hereunder, the Collateral Trustee is entitled to all rights, privileges, protections, immunities and indemnities provided to it under the Sharing Intercreditor Agreement. Notwithstanding the foregoing, the Collateral Trustee shall not be obligated to take any action hereunder without obtaining the request or direction of the Collateral Agent or the Requisite Secured Parties as provided in Section 3.04(b) of the Sharing Intercreditor Agreement.

          IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered as of the day and year first above written.

                                       SOLUTIA INC.


                                       By: /s/ Kevin Wilson
                                          -----------------------------------
                                          Name: Kevin Wilson
                                          Title: Vice President and Treasurer


                                       CPFILMS INC.


                                       By: /s/ Kevin Wilson
                                          -----------------------------------
                                          Name: Kevin Wilson
                                          Title: Attorney-in-Fact


                                       HSBC BANK USA, as Collateral Trustee


                                       By: /s/ Harriet Drandoff
                                          -----------------------------------
                                          Title: Harriet Drandoff
                                          Name: Vice President